Exhibit 23.6

              Consent of China Shaanxi Province Yangling Zone Land
                         and Fertilizer Working Station

      We consent to the reference to our entity name and to the use of the information in our field trial report dated from September 2005 to January 2006 as the base for the productivity estimates by the management of Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. included in the amended registration statement on Form SB-2 of China Agri-Business, Inc.

                                                     Yours very truly,

Shaanxi Province Yangling Zone Land and Fertilizer Working Station,
Shaanxi, China
By: Wang Kang Feng

Date: April 25, 2007
Seal of Shaanxi Province Yangling Zone Land and Fertilizer Working Station, Shaanxi, China Affixed